Exhibit 99.1

Grayson

Bankshares, Inc.

Financial Report

December 31, 2006

113 West Main Street Post Office Box 186

Independence, Virginia 24348

(276) 773-2811

East Independence	(276) 773-2811
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811

Message to Shareholders

Dear Fellow Shareholders,

It is our pleasure to present our 4th Quarter 2006 Financial Report to you.

Our total assets are $333,604,275, up $29,439,058, or 9.68% for the year. Net loans have increased by $28,426,136, or 13.09%, while deposits increased by $31,846,512, or 12.72% during the last twelve months.

Stockholders’ equity increased by $550,827 for the year. Total stockholders’ equity at December 31, 2006 was $28,304,169, which represents a book value of $16.47 per share. Dividends of 30 cents per share were declared and paid in December, for a total of 90 cents per share for 2006.

Our net income was $632,449 for the quarter ended December 31, 2006, compared to $842,489 for the same period last year. The decrease was due primarily to decreases in the Bank’s net interest margin brought on by increases in deposit rates as well as strong deposit growth. Net income for the year totaled $3,147,221, compared to $3,108,307 for 2005.

We are extremely pleased with our growth in 2006 and we believe your bank remains well positioned for continued growth and success in the future. We would like to thank everyone who attended the recent grand opening of our Whitetop office. We are especially grateful to the many employees who worked so diligently to make the day possible.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson

President and CEO

Consolidated Balance Sheets
	December 31, 2006	December 31, 2005

Assets
Cash and due from banks	$ 10,120,984	$ 8,394,366
Federal funds sold	17,785,525	21,914,513
Investment securities	40,848,274	39,279,408
Loans	248,419,200	219,769,122
Less allowance for loan losses	2,901,997	2,678,055
Net loans	245,517,203	217,091,067
Properties and equipment	8,165,147	7,249,704
Accrued interest receivable	2,930,705	2,177,475
Other assets	8,236,437	8,058,684
Total assets	$ 333,604,275	$ 304,165,217

Liabilities
Demand deposits	$ 40,971,045	$ 36,242,161
Interest-bearing demand deposits	17,704,016	22,975,642
Savings deposits	37,356154	46,569,058
Large denomination time deposits	63,294,716	46,132,454
Other time deposits	122,920,100	98,480,204
Total deposits	282,246,031	250,399,519

FHLB Advances	10,000,000	20,000,000
Other Borrowings	10,000,000	5,000,000
Accrued interest payable	553,446	467,686
Other liabilities	2,500,629	544,670
Total liabilities	305,300,106	276,411,875

Commitments and contingencies

Stockholders’ equity
Preferred stock, $25 par value; 500,000 shares authorized; none outstanding	--	--
Common stock, $1.25 par value; 5,000,000 shares authorized; 1,718,968 shares issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	27,336,848	25,736,698
Accumulated other comprehensive income (loss)	(1,703,014)	(653,691)
Total stockholders’ equity	28,304,169	27,753,342
Total liabilities and stockholders’ equity	$ 333,604,275	$ 304,165,217

Officers

Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Interest Income
Loans and fees on loans	$ 4,854,069	$ 4,109,267	$ 18,194,285	$ 15,309,030
Interest on securities	457,082	408,852	1,815,094	1,611,829
Federal funds sold	167,174	173,003	613,499	405,083
Total interest income	5,478,325	4,691,122	20,622,878	17,325,942

Interest expense
Deposits	2,305,160	1,484,015	7,692,010	4,947,344
FHLB Advances	120,334	225,003	462,334	808,503
Other Borrowings	180,747	46,155	481,747	46,155
Total interest expense	2,606,241	1,755,173	8,636,091	5,802,002

Net interest income	2,872,084	2,935,949	11,986,787	11,523,940

Provision for loan losses	120,000	105,000	520,000	504,468
Net interest income after provision for loan losses	2,752,084	2,830,949	11,466,787	11,019,472

Other income
Service charges on deposit accounts	144,163	141,292	581,136	528,320
Other income	231,680	218,070	1,102,690	740,165
Total other income	375,843	359,362	1,683,826	1,268,485

Other expenses
Salaries and employee benefits	1,275,868	1,177,706	5,168,830	4,686,352
Occupancy expense	89,739	92,451	315,012	309,513
Equipment expense	194,353	169,749	811,427	750,603
Other expense	671,075	575,835	2,385,680	2,047,101
Total other expense	2,231,035	2,015,741	8,680,949	7,975,569
Net income before income taxes	896,892	1,174,570	4,469,664	4,312,388

Income taxes	264,443	332,081	1,322,443	1,204,081
Net income	$ 250,821	$ 448,063	$ 981,204	$ 1,140,507
Net income	$ 632,449	$ 842,489	$ 3,147,221	$ 3,108,307
Net income per share	$ .37	$ .49	$ 1.83	$ 1.81
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Board of Directors

Julian L. Givens	Retired Physician
Carl J. Richardson	Retired
Jacky K. Anderson	Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager

Member Federal Deposit Insurance Corporation